Exhibit 99.1

Smith Micro Dismissed of Shareholder Litigation

ALISO VIEJO, CA – July 31, 2012 – Smith Micro Software, Inc. (NASDAQ: SMSI) today announced that on May 21, 2012, the court granted Smith Micro’s motion to dismiss the federal securities fraud class action that had been filed against the company shortly after the Q1 2011 guidance. The plaintiffs subsequently agreed to voluntarily dismiss the case with prejudice rather than amend their complaint. Also plaintiffs in the state and federal derivative actions have agreed to voluntarily dismiss their cases. No payments were made to any plaintiffs in connection with any of these dismissals.

“Smith Micro is pleased that all the shareholder litigation related to the guidance retracted in Q1 2011 is now over,” said William W. Smith, Jr., President and Chief Executive Officer of Smith Micro Software. “With this resolution, we can turn our attention and resources toward the business of developing and delivering critical wireless solutions to market.”

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our product and services portfolio spans Connectivity, Policy Management, Network Control, Communications and Hosting solutions. With 30 years of experience developing world-class client and server software applications, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and develop high-value relationships with their customers. For more information, visit smithmicro.com.

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

PRESS INQUIRIES:

Suzanne Runald	Lauren Grassetti
Smith Micro Software, Inc. +1 (949) 362-5800 pr@smithmicro.com	LEWIS PR for Smith Micro +1 (619) 677-2700 smithmicro@lewispr.com